Exhibit 99.2

2000 W. Sam Houston Parkway South
Suite 1700
Houston, TX 77042
713-267-7600 Tel
PRESS RELEASE
BRISTOW GROUP INC. ANNOUNCES RETIREMENT OF ITS CHAIRMAN OF THE BOARD AND ELECTION OF A NEW CHAIRMAN
HOUSTON—(BUSINESS WIRE)—Aug. 7, 2006—Bristow Group Inc. (NYSE: BRS) announced today the election of Mr. Thomas C. Knudson as the new chairman of the Bristow Board of Directors. Mr. Knudson replaces Mr. Kenneth M. Jones who retired as chairman and director effective Wednesday August 2, 2006.
Mr. Jones was an original founder of the Company in 1969, and has served in many capacities over the past 37 years. He has retired several times in the past, but the Company requested he rejoin the board during periods when it needed his experience and leadership. Bristow was originally founded as Offshore Logistics, Inc., a marine transportation company operating in the U.S. Gulf of Mexico, but it quickly entered the aviation world in 1971. Mr. Jones led the Company in its expansion into international markets, which has resulted in creation of the largest helicopter transportation services company to the offshore oil and gas industry in the world. Mr. Jones also was instrumental in the leading the Company into production management services to the offshore energy industry through the acquisition of Grasso Production Management in 1992.
William E. Chiles, president and chief executive officer of Bristow Group Inc. said, “We thank Ken for his strong leadership and contribution to the success of the Company over these many years. Hopefully, we can build on his accomplishments. To honor his legacy, we intend to name our new administration building at our New Iberia, Louisiana regional headquarters after him once construction is completed. We wish Ken and his family the best of luck and continued success in the future.”
Mr. Knudson was elected chairman by the other members of the board of directors. He joined the board in June 2004, and has been a member of the Compensation Committee and the Corporate Governance and Nominating Committee. Following seven years of active duty as a U.S. Naval aviator and an aerospace engineer, Mr. Knudson joined ConocoPhillips in 1975. His diverse corporate career included engineering, operations, business development, and commercial assignments across a broad spectrum of ConocoPhillips businesses, including service as the Chairman of Conoco Europe Exploration and Production. Mr. Knudson retired from ConocoPhillips on January 1, 2004 as Senior Vice President, Human Resources, Government Affairs and Communications. Mr. Knudson also is a director of NATCO Group, Inc., a leading provider of wellhead process equipment, systems and services used in the production of oil and gas and a director of Williams Partners L.P., a provider of midstream natural gas processing and transportation services.
“We welcome Tom as our chairman and look forward to his contributions and guidance as we focus on the growth of our business worldwide,” Chiles added.
Bristow Group Inc. is the leading provider of helicopter transportation services to the worldwide offshore energy industry based on number of aircraft operated. Through its subsidiaries, affiliates and joint ventures, the Company has major operations in the U.S. Gulf of Mexico and the North Sea, and operations in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, China, Mexico, Nigeria, Russia and Trinidad. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the U.S. Gulf of Mexico. The Company’s Common Stock trades on the New York Stock Exchange under the symbol BRS.
Investor Relations Contact:
Joe Baj
Phone: (713) 267-7605
Fax: (713) 267-7620
Joe.baj@bristowgroup.com